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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 13, 2007

CHINA PROPERTIES DEVELOPMENTS, INC.
(Exact name of registrant as specified in its charter)

Commission file number 000-50637

Colorado                                                                                                      84-1595829
(State or other jurisdiction                                                                        (I.R.S. Employer
of incorporation)                                                                                    Identification No.)

89 Chang’an Middle Rd.
Yangming International Tower, Flrs. 26/27
Xi’an, China
(Address of principal executive offices) (zip code)

86 29 85257560
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01       Entry into a Material Definitive Agreement.
Item 1.02       Termination of a Material Definitive Agreement.

          On June 13, 2007, China Properties Developments, Inc. (the “Company”) entered into a Securities Subscription Agreement (the “Shaanxi Subscription Agreement”) with Shaanxi Xinyuan Real Estate Co. Ltd. (“Shaanxi”) pursuant to which the Company has agreed to subscribe for and purchase new treasury shares of Shaanxi and Shaanxi has agreed to issue the shares to the Company, such that the Company will own 90% of the issued and outstanding share capital of Shaanxi after the purchase has been completed (the “Shaanxi Shares”).   Such agreement replaces the Shaanxi February 2006 Agreement which was terminated contemporaneously with execution of the Shaanxi Subscription Agreement (see below).  The purchase price for the Shaanxi Shares shall be RMB 230,000,000 (estimated to be approximately US$30 million at the current currency exchange rate which is subject to change) (the “Purchase Price”) which shall be paid by the Company to Shaanxi at closing.  The parties have agreed that the obligation of the Company to purchase the Shaanxi Shares is subject to the Company obtaining equity or debt financing, on terms which are acceptable to the Company at its sole discretion, and  the net proceeds realized by the Company therefore is no less than the full amount of the Purchase Price.   The closing of the purchase and sale of the Shaanxi Shares shall take place as soon as reasonably possible following the completion by the Company of the aforesaid financing.  The Shaanxi Subscription Agreement may be terminated by either of the parties in the event that the closing thereunder has not occurred within 240 days of the signing of the Shaanxi Subscription Agreement, unless extended by the mutual written consent of the parties.  No assurance can be made that the Company will be able to complete the purchase of the Shaanxi Shares.

          As mentioned above, on June 13, 2007, and contemporaneously with the execution of the Shaanxi Subscription Agreement, the Company also entered into a Termination Agreement with Shaanxi pursuant to which the parties agreed to terminate and abandon the Purchase Agreement dated February 16, 2006 by and among the Company, Shaanxi and certain selling shareholders of Shaanxi (the “Shaanxi February 2006 Agreement”).  Pursuant to the Shaanxi February 2006 Agreement, the Company was to have acquired not less than 90% of the outstanding common stock of Shaanxi for 15,000,000 shares of common stock of the Company and 15,000,000 shares of Series A Preferred Stock of the Company.

          Shaanxi is the developer of the Yan-Ta Shopping Mall project in Xi’an, China.  Comprising a large urban park, a high-end shopping mall and entertainment facilities, The Yan-Ta Shopping Mall is listed as one of The City of Xi’an’s Key Projects for 2005/06. The park, already under way, will occupy 12 acres. Below ground, a three-story shopping mall will provide 1,291,670 square feet of retail and commercial space plus 2,000 parking spaces.  Designed to complement the unique characteristics of Xi’an’s historic and geographic features, the park will provide space for walking, exercising and large-scale gatherings. The northern part of the park will have an open performance platform; a large fountain will dominate the middle of the expanse; and the southern section will be plant and flower gardens.  Fountains and waterfalls with displays operated with advanced technology will be scattered throughout. Well designed lighting will keep the city night alive. This square is expected to be a landmark in Xi’an’s southern area and will be known to as a luxurious place for shopping, work and leisure.  Development of Phase I of Yan-Ta Shopping Mall commenced in 2004 and occupancy is scheduled to commence in the second quarter of 2007. Development of Phase II is scheduled commenced in 2007 and occupancy is scheduled for completion in 2009.

          Shaanxi is a majority owned subsidiary of The Jaihui Group  which is majority owned by Ping’an Wu and his family.  The remaining equity interest in Shannxi is owned by Mr. Wu and his family. Ping’an Wu is the Company’s Chairman, Chief Executive Officer, President and a director.

          Management believes that the foregoing transaction with Shaanxi is on terms at least as favorable as could have been obtained from an unrelated third party.

Item 9.01       Financial Statements and Exhibits.

List below the financial statements, pro forma financial information and exhibits, if any, filed as part of this report.

Exhibits:                                                                                                                     Page

                 10.1         Termination Agreement dated June 13, 2007
                                between China Properties Developments Inc. and
                                Shaanxi Xinyuan Real Estate Co. Ltd.                                           5

                10.2         Securities Subscription Agreement dated June 13, 2007
                                between China Properties Developments Inc. and
                                Shaanxi Xinyuan Real Estate Co. Ltd.                                           6

                99.1         Press release dated June 19, 2007                                              10

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                CHINA PROPERTIES DEVELOPMENTS, INC.
                                                                                                (Registrant)

Dated:   June 19, 2007                                                      By:   /s/ Shuo (Steven) Lou
                                                                                                Name:   Shuo (Steven) Lou
                                                                                                Title:      Chief Financial Officer